UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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National Instruments Corporation

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders:

You are cordially invited to attend our Company’s annual meeting on Tuesday, May 10th, 2005, at 9:00 a.m. local time at our Corporate Headquarters, 11500 North Mopac Expressway, Building C, Austin, Texas 78759.

There is a proposal on the agenda that I would like to highlight.

Proposal on Employee Compensation

National Instruments has had a broad-based equity compensation plan in effect since 1994. The Amended and Restated 1994 Incentive Plan (the “1994 Incentive Plan”) is currently due to expire in May of this year. The Board of Directors (the “Board”) believes that offering a broad-based equity compensation program is important to attract, retain and motivate people whose skills and performance are critical to the Company’s success. We believe that employees with a stake in the future success of our business become more highly motivated to achieve our long-term business goals and increase stockholder value. We believe our 1994 Incentive Plan has served the interests of our stockholders, the Company and our employees.

The purpose of Proposal Two is to replace our expiring 1994 Incentive Plan with a new 2005 Incentive Plan and to authorize sufficient additional shares to allow the Company to continue to provide new hires, employees and management with equity–based compensation for the next five years.

In considering Proposal Two, we ask you to consider that our 2005 Incentive Plan limits the Company’s ability to offer equity compensation to restricted stock and restricted stock units only. The Board recommends the switch from the use of stock options, which the Company has used since its IPO in 1995, to restricted stock and restricted stock units for the following reasons:

1.	Under the new accounting rules issued in December 2004 by the Financial Accounting Standards Board (FASB) the Company believes that the income statement expense for restricted stock and restricted stock units is more meaningful and is easier for stockholders to understand than that for stock options.

2.	Under FASB’s new rule, the Company expects to have a more predictable tax rate from the use of restricted stock and restricted stock units, compared to stock options.

3.	The Board believes that restricted stock and restricted stock units will be effective in attracting, retaining and motivating key employees to work for the long-term success of the Company.

4.	Restricted stock and restricted stock units are expected to result in less dilution of existing stockholder interests than stock options under the Company’s planned issuance formula.

In considering Proposal Two, we would ask you to review the Company’s history in the use of equity-based compensation. We are proud of our prudent use of the 1994 Incentive Plan to balance stockholder concerns with motivation of our employees to achieve the Company’s business goals and create long-term stockholder value. Our philosophy with respect to employee compensation is to provide employees with equity participation that is linked to the Company’s growth rate, while being sensitive to the dilutive impact of this compensation on other stockholders. In connection with this philosophy, the number of options issued each year by the Company has been related to our revenue growth rate of the prior year. The following table shows the relationship between all stock options issued and the Company’s revenue performance over the past five years.

	2000	2001	2002	2003	2004
Revenue Growth (prior year)	20.20%	24.40%	-6.10%	1.40%	9.00%
Stock Options issued in plan year	2,166,147	2,281,271	476,093	675,207	1,262,599
% of Outstanding Shares	2.9%	3.0%	0.6%	0.9%	1.6%
Outstanding Shares	75,498,000	76,365,000	76,828,500	77,437,500	78,680,000

Under the 2005 Incentive Plan, the Compensation Committee of the Board will continue to follow the same general principles for grants of restricted stock and restricted stock units that it has previously applied in issuing stock options, but in lesser numbers than for options. This will ensure the continued relationship between the amount of equity-based compensation provided and the Company’s revenue growth rate.

The 2,700,000 shares that we propose to add to the 2005 Incentive Plan represent approximately 3% of our total shares outstanding as of March 14, 2005. We plan to award restricted stock or restricted stock units on merit broadly throughout the Company. Approximately 94% of all regular, full-time exempt employees have received equity based compensation. Furthermore, restricted stock or restricted stock units will be a significant component of our long-term employee compensation, because we do not sponsor a defined-benefit pension plan and we do not include Company stock in our 401(k) plan.

Based on the 4-week moving average as of March 16, 2005, our Company’s stock price has increased at a compound annual growth rate of approximately 20% versus approximately 12% for the Nasdaq Composite Index and approximately 11% for the Russell 2000 Index since the Company’s stock became publicly traded in 1995. From the end of 1999 through year-end 2004, our stock has increased 8% compared to a negative 46% for the Nasdaq Composite Index and an increase of 29% for the Russell 2000 Index.

For the past six consecutive years, National Instruments has been named as “One of the 100 Best Companies To Work For In America” by Fortune Magazine. Our Company’s employee turnover rate (the annual loss of employees) is approximately one-half that of other high technology companies according to Radford Surveys, a leading human resources survey company in the high-tech industry. We take great pride in these accomplishments and believe that our utilization of equity-based compensation has contributed significantly to this success and to the significant stockholder returns generated by the Company since its IPO in 1995.

We will continue to monitor the environment in which we operate and utilize our equity compensation programs to help us meet our goals, especially long-term stockholder value. At this time, we need additional shares and a new plan in order to ensure that we are able to continue to grant equity-based compensation as we hire new employees and to retain and motivate existing employees to perform to the best of their abilities.

For these reasons, I urge you to read both the summary contained in Proposal Two of the 2005 Incentive Plan on page 20 and the complete 2005 Incentive Plan on page A-1 and to support Proposal Two on the agenda.

Summary

Our Board has unanimously recommended that stockholders vote for Proposal Two. Your vote is very important to us. As our company’s largest individual stockholder, I also urge you personally to vote “FOR” Proposal Two. Please review the proxy materials carefully and send in your vote today.

Sincerely,

/s/ James J. Truchard

James J. Truchard
Chairman, President

NATIONAL INSTRUMENTS CORPORATION

Notice of Annual Meeting of Stockholders

May 10, 2005

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of National Instruments Corporation, a Delaware corporation (the “Company”), will be held on May 10, 2005, at 9:00 a.m. local time, at the Company’s principal executive offices located at 11500 North Mopac Expressway, Building C, Austin, Texas, 78759 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two directors to the Board of Directors for a term of three years.

2.	To approve the Company’s 2005 Incentive Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m).

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 14, 2005, are entitled to receive notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing, signing and mailing the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

        Stockholders attending the meeting may vote in person even if they have returned a proxy. However, if you have returned a proxy and wish to vote at the meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously returned and instead vote in person at the meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

David G. Hugley
Secretary

Austin, Texas
April 4, 2005

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of National Instruments Corporation, a Delaware corporation (the “Company”), for use at its 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 10, 2005, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. The Company’s telephone number is (512) 338-9119.

        These proxy solicitation materials were mailed on or about April 4, 2005 to all stockholders entitled to vote at the Annual Meeting.

Record Date; Outstanding Shares

        Stockholders of record at the close of business on March 14, 2005 (the “Record Date”), are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 79,314,693 shares of the Company’s common stock, $.01 par value, were issued and outstanding.

Voting and Solicitation

        Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or by completing, signing and mailing the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

        The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against Proposal Two.

        The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number votes cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on Proposal One or Proposal Two.

        Pursuant to regulations promulgated by the New York Stock Exchange (“NYSE”) that came into effect on June 30, 2003, brokers and other nominees that are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote on such matter. Therefore, for any of your shares held through a broker or other nominee that is a NYSE member organization, such shares will only be voted in favor of Proposal Two if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Revocability of Proxies

        Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

        Stockholders of the Company may submit proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of stockholders to be held in 2006 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in the Company’s proxy materials for the annual meeting of stockholders to be held in 2006, stockholder proposals must be received by the Secretary of the Company no later than December 5, 2005, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        In addition, the Company’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in the Company’s proxy statement. For director nominations or other business to be properly brought before the Company’s 2006 Annual Meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at the Company’s principal executive office no later than February 3, 2006 and no earlier than January 4, 2006. If the date of the Company’s 2006 Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2005 Annual Meeting, your notice of a proposal will be timely if it is received by the Company by the close of business on the tenth day following the day the Company publicly announces the date of the 2006 Annual Meeting.

        The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2006 Annual Meeting.

        A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 N. Mopac Expressway, Building B, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

        The Company’s Board of Directors is divided into three classes, with the term of office of one class expiring each year. The Company currently has seven directors, two directors in Class I, two directors in Class II, and three directors in Class III. The terms of office of Class II directors Jeffrey L. Kodosky and Donald M. Carlton will expire at the 2005 Annual Meeting. Mr. Kodosky and Dr. Carlton will stand for re-election to the Board of Directors at the 2005 Annual Meeting. The terms of office of Class III directors Ben G. Streetman, R. Gary Daniels and Duy-Loan T. Le will expire at the 2006 Annual Meeting. The terms of office of Class I directors James J. Truchard and Charles J. Roesslein will expire at the 2007 Annual Meeting. At the 2005 Annual Meeting, stockholders will elect two directors for a term of three years. After the election at the 2005 Annual Meeting, there will be seven directors, with two directors in two classes and three directors in one class.

Vote Required

        The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by the Company’s Certificate of Incorporation.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election at the Annual Meeting

        The Nomination and Governance Committee, consisting solely of independent directors as determined under the rules of the Nasdaq National Market, recommended the two directors set forth in Proposal One for nomination by our full Board of Directors. Based on that recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with the Company and business experience.

Name of Nominee	Age	Position/Principal Occupation	Director Since
Jeffrey L. Kodosky	55	Director; Fellow of the Company	1976
Donald M. Carlton (1) (2)	67	Director; Former President and Chief Executive Officer of Radian International LLC	1994

(1)    Member of Audit Committee
(2)    Member of Nomination and Governance Committee

        Jeffrey L. Kodosky co-founded the Company in 1976 and has been a member of the Company’s Board of Directors since that time. He was appointed Vice President of the Company in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000 he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at the Acoustical Measurements Division at Applied Research Laboratories (“ARL”), University of Texas at Austin (“UT Austin”). Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

        Donald M. Carlton, PhD, has been a member of the Company’s Board of Directors since 1994. From February 1996 until December 1998, Dr. Carlton served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr. Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his bachelor’s degree in Chemistry from the University of St. Thomas and his PhD in Chemistry from UT Austin. Dr. Carlton is currently a director of the following publicly traded companies: American Electric Power, Trustee of SmithBarney/CITI Mutual Funds (26 Funds), and Temple-Inland, Inc.

Incumbent Directors Whose Terms of Office Continue After the Annual Meeting

        The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, position with the Company and business experience.

Name of Director	Age	Position/Principal Occupation	Director Since
Ben G. Streetman (1) (2) (3)	65	Director; Dean, College of Engineering at the University of Texas at Austin	1997
R. Gary Daniels (1) (2) (3)	67	Director; Former Senior Vice President and General Manager of the Microcontroller Technologies Group, Motorola, Inc.	1999
Duy-Loan T. Le (2) (3)	42	Director; Senior Fellow of Texas Instruments, Inc.	2002
James J. Truchard	61	Chairman of the Board of Directors and President of the Company	1976
Charles J. Roesslein (1) (2) (3)	56	Director; Former Chairman of the Board of Directors and President of Prodigy Communications Corporation	2000

(1)    Member of Audit Committee
(2)    Member of Compensation Committee
(3)    Member of Nomination and Governance Committee

        Ben G. Streetman, PhD, has been a member of the Company’s Board of Directors since 1997. He is the Dean of the College of Engineering at UT Austin, as well as Professor of Electrical and Computer Engineering, Dula D. Cockrell Centennial Chair in Engineering, and Henry E. Singleton Research Fellow at IC2 Institute. From 1984 to 1996, Dr. Streetman served as Director of the Microelectronics Research Center at UT Austin. Dr. Streetman received his bachelor’s degree, master’s degree, and PhD in Electrical Engineering, all from UT Austin. Dr. Streetman is currently a director of Zix Corporation (formerly CustomTracks Corporation).

        R. Gary Daniels has been a member of the Company’s Board of Directors since 1999. Mr. Daniels retired in 1997 from his position as Senior Vice President and General Manager of the Microcontroller Technologies Group of Motorola, Inc. after a 32 year career with Motorola. Mr. Daniels has a bachelor’s degree in Electrical Engineering from the University of New Mexico.

        Duy-Loan T. Le has been a member of the Company’s Board of Directors since September 2002. During her continuing 20-year career at Texas Instruments, Inc. (“TI”), in 2002, Ms. Le became the first woman at TI elected to the rank of Senior Fellow. Since 2000, she has been Digital Signal Processor (DSP) Advanced Technology Ramp Manager at TI, with responsibilities which include assisting with product execution on advanced technology nodes such as 180nm, 130nm and 90nm. Ms. Le has been awarded 20 patents and has 9 pending applications. She holds a bachelor’s degree in Electrical Engineering from UT Austin and a master’s degree in Business Administration from the University of Houston.

        James J. Truchard, PhD, co-founded the Company in 1976 and has served as its President and Chairman of the Board of Directors since inception. From 1963 to 1976, Dr. Truchard worked at ARL, UT Austin as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

        Charles J. Roesslein has been a member of the Company’s Board of Directors since July 2000. From 2004 to 2005, he served as Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of the following publicly traded companies: Atlantic Tele-Network, Inc. and Quovadx Inc.

        There is no family relationship between any director or officer of the Company.

Security Ownership

        The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of the Company’s common stock, (ii) by each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table,” (iii) by each director, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)		Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	18,399,341	(3)	23.2%
Jeffrey L. Kodosky 11500 North Mopac Expressway Austin, Texas 78759	5,108,586	(4)	6.4%
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	6,141,670	(5)	7.7%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	5,825,119	(6)	7.3%
R. Gary Daniels	33,510	(7)	*
Ben G. Streetman	84,978	(8)	*
Donald M. Carlton	72,639	(9)	*
Charles J. Roesslein	39,294	(10)	*
Duy-Loan T. Le	19,916	(11)	*
Peter Zogas, Jr	180,374	(12)	*
Timothy R. Dehne	161,614	(13)	*
Alexander M. Davern	127,436	(14)	*
John Graff	153,609	(15)	*
All executive officers and directors as a
group (15 persons)	24,736,637	(16)	30.8%

* Represents less than 1% of the outstanding shares of common stock.

(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 79,314,693 shares of common stock outstanding on March 14, 2005 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 14, 2005, including shares issuable upon the exercise of options.

(3)	Includes 1,489,875 shares held by a trust for which Dr. Truchard is the trustee and 143,925 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)

Includes an aggregate of 1,455,930 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 494,630 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 160,650 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 13,500 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 90,501 shares held in 20 trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 1,446,688 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. (Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total 5,108,586 shares.)

(5)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2005, reflecting beneficial ownership as of December 31, 2004. The Schedule 13G/A states that Capital Research and Management Company has sole investment power with respect to 6,141,670 shares of common stock, no sole voting power and no shared voting power.

(6)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2005, reflecting beneficial ownership as of December 31, 2004. The Schedule 13G/A states that FMR Corp. has sole voting power with respect to 1,003,492 shares of common stock and sole investment power with respect to 5,825,119 shares of common stock and no shared voting power.

(7)	Includes 30,491 shares subject to options exercisable on or within 60 days of March 14, 2005.

(8)	Includes 83,291 shares subject to options exercisable on or within 60 days of March 14, 2005.

(9)	Includes 67,934 shares subject to options exercisable on or within 60 days of March 14, 2005.

(10)

Includes 36,791 shares subject to options exercisable on or within 60 days of March 14, 2005, and includes an aggregate of 1,000 shares held in two UMGA accounts for the benefit of Mr. Roesslein’s children for which Mr. Roesslein is the custodian.

(11)	Includes 19,916 shares subject to options exercisable on or within 60 days of March 14, 2005.

(12)	Includes 100,273 shares subject to options exercisable on or within 60 days of March 14, 2005.

(13)	Includes 86,766 shares subject to options exercisable on or within 60 days of March 14, 2005.

(14)	Includes 124,603 shares subject to options exercisable on or within 60 days of March 14, 2005.

(15)	Includes 111,426 shares subject to options exercisable on or within 60 days of March 14, 2005.

(16)	Includes 899,300 shares subject to options exercisable on or within 60 days of March 14, 2005.

Board Meetings and Committees

        The Board of Directors of the Company held a total of 11 meetings during 2004. During 2004, the Board of Directors had a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

        No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. The Company encourages, but does not require, its board members to attend the Company’s annual stockholders meeting. Last year, all seven directors attended the Company’s annual stockholders meeting. The Company plans to schedule future annual meetings so that at least a majority of its directors can attend the annual meeting.

        Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building B, Austin, Texas 78759, attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of the Directors will be reviewed by the Company’s general counsel or his designee, who will forward such correspondence to the appropriate members of the Board of the Directors.

      Audit Committee

        The Audit Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein, met 13 times during 2004. The Audit Committee appoints, compensates, retains and oversees the engagement of the Company’s independent accountants, reviews with such accountants the plan, scope and results of their examination of the Company’s consolidated financial statements and reviews the independence of such accountants. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risk to the Company, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews the Company’s compliance with matters relating to antitrust, environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for Company employees to submit concerns regarding such matters on a confidential and anonymous basis. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each of Dr. Carlton and Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules.

      Compensation Committee

        The Compensation Committee, which currently consists of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met 8 times during 2004. The Compensation Committee sets the level of compensation of the Company’s executive officers and advises management with respect to compensation levels for employees. The Compensation Committee also administers the Company’s 1994 Amended and Restated Incentive Plan, Employee Stock Purchase Plan and if approved by stockholders, the 2005 Incentive Plan.

      Nomination and Governance Committee

        The Nomination and Governance Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels, Charles Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met twice during 2004. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairmen, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is available on the Company’s website at http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Board Compensation

        Non-employee directors are paid a $15,000 annual retainer, $1,500 for each Board meeting attended in person, $1,000 for each committee meeting attended in person, $150 for each Board or committee meeting attended telephonically, and reimbursement of out-of-town travel expenses. Since 1997, non-employee directors have not received automatic annual option grants although they may still exercise options previously granted to them and are currently eligible to receive discretionary option grants under the terms of the Company’s Amended and Restated 1994 Incentive Plan. In 2004, each non-employee director received a grant of options to purchase 10,000 shares of the Company’s common stock. If the 2005 Incentive Plan is approved by the Company’s stockholders, the directors will be eligible to receive awards under such plan. Employee directors of the Company do not receive any additional compensation for services provided as a director.

Executive Officers

        The following sets forth information concerning the persons currently serving as executive officers of the Company as of the Record Date, including information as to each executive officer’s age, position with the Company and business experience. Officers of the Company serve at the discretion of the Board and are appointed annually.

Name of Executive Officer	Age	Position
James J. Truchard	61	Chairman of the Board of Directors and President
Timothy R. Dehne	39	Senior Vice President, Research and Development
Peter Zogas, Jr	44	Senior Vice President, Sales and Marketing
Alexander M. Davern	38	Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer
Mark A. Finger	47	Vice President, Human Resources
John M. Graff	40	Vice President, Marketing, Customer Operations and Investor Relations
Raymond C. Almgren	39	Vice President, Product Marketing and Academic Relations
David G. Hugley	41	Vice President and General Counsel; Secretary
Robert R. Porterfield	38	Vice President, Manufacturing

        See “Election of Directors” for additional information with respect to Dr. Truchard.

        Timothy R. Dehne joined the Company in 1987 and currently serves as Senior Vice President, Research and Development. He previously served as the Company’s Vice President, Engineering from November 1998 to December 2002; as Vice President, Marketing from January 1995 to October 1998; and as Vice President, Strategic Marketing from May 1994 to December 1994. His earlier positions with the Company include Strategic Marketing Manager, GPIB Marketing Manager, GPIB Product Manager, and Applications Engineer. Mr. Dehne received his bachelor’s degree in Electrical Engineering from Rice University.

        Peter Zogas, Jr. joined the Company in 1985 and currently serves as Senior Vice President, Sales and Marketing. He previously served as the Company’s Vice President, Sales from July 1996 to December 2002. His earlier positions with the Company include National Sales Manager, Business Development Manager, Regional Sales Manager, and Sales Engineer. Prior to joining the Company, Mr. Zogas worked as an engineer at TI and, prior to that, at AT&T. Mr. Zogas received his bachelor’s degree in Electrical Engineering from Drexel University.

        Alexander M. Davern joined the Company in February 1994 and currently serves as Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer. He previously served as the Company’s Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining the Company, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Business Administration and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is currently a director of SigmaTel, Inc., a publicly traded company.

        Mark A. Finger joined the Company in August 1995 as Director of Human Resources and became Vice President, Human Resources in December 1996. Prior to joining the Company, Mr. Finger was employed by Rosemount Inc. and Fisher Rosemount Systems Inc. (collectively, “Rosemount”) from 1981 to 1995 (both of which are process management companies). His positions held at Rosemount include Human Resources Manager, Staffing Manager, Senior Human Resources Representative, Compensation and Benefits Specialist, and Staffing Specialist. Mr. Finger received his bachelor’s degree in Marketing from St. Cloud University.

        John M. Graff joined the Company in June 1987 and currently serves as Vice President, Marketing, Customer Operations and Investor Relations. He previously served as the Company’s Vice President, Marketing from June 1999 to December 2002 and as Acting Vice President, Marketing from November 1998 to May 1999. His earlier positions with the Company include Director, Corporate Marketing, Corporate Marketing Manager, Product Marketing Manager, and Applications Engineer. Mr. Graff received his bachelor’s degree in Electrical Engineering from UT Austin.

        Raymond C. Almgren joined the Company in June 1987 and currently serves as Vice President, Product Marketing and Academic Relations. He previously served as the Company’s Vice President, Product Strategy from September 2001 to December 2002. His earlier positions with the Company include Director of Engineering, Director of Marketing, Product Manager, and Applications Engineer. Mr. Almgren received his bachelor’s degree in Electrical Engineering from UT Austin.

        David G. Hugley joined the Company in 1991 as General Counsel, was appointed Secretary of the Company in 1996, and became Vice President in January 2003. Mr. Hugley received his bachelor’s degree in Business Administration and JD from UT Austin and is a licensed attorney in Texas.

        Robert R. Porterfield joined the Company in April 1993 and currently serves as Vice President, Manufacturing. His earlier positions with the Company include Director of International Operations and Global Supply Chain, Director of International Operations and Global Planning, Planning Manager, Materials Manager and Warehousing Supervisor. Mr. Porterfield received his bachelor’s degree in Aerospace Engineering from Auburn University and a master’s degree in Business Administration from the UT Austin.

Executive Compensation

        Summary Compensation Table. The following table shows the compensation paid by the Company during the years ended December 31, 2004, 2003, and 2002 to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (# of	All Other
Name and Principal Position	Year	Salary	Bonus (1)		Shares)	Compensation(2)
Dr. James J. Truchard	2004	$200,000	$29,400		—	$6,650
Chairman of the Board and President	2003	198,250	12,292		—	6,431
	2002	190,899	1,527		—	5,876
Alexander M. Davern	2004	242,500	36,648	(3)	20,000	6,456
Chief Financial Officer; Senior Vice	2003	216,667	13,433		12,000	5,998
President, IT and Manufacturing	2002	186,963	1,496		—	5,042
Operations; Treasurer
Timothy R. Dehne	2004	227,500	34,643	(4)	20,000	6,894
Senior Vice President, Research and	2003	208,750	12,943		12,000	6,442
Development	2002	185,713	2,486	(5)	—	5,865
Peter Zogas, Jr	2004	233,551	34,332		20,000	6,894
Senior Vice President, Sales and	2003	210,098	13,026		12,000	6,254
Marketing	2002	191,267	1,530		—	30,876 (6)
John M. Graff	2004	197,500	30,033	(5)	10,000	6,344
Vice President, Marketing, Customer	2003	180,833	12,212	(5)	7,500	5,893
Operations and Investor Relations	2002	161,150	2,289	(5)	—	5,182

(1)	Bonus amounts for 2004, 2003, and 2002 include bonus amounts paid in 2005, 2004, and 2003, respectively, for services rendered in 2004, 2003, and 2002, respectively.

(2)

Represents Company contributions to the Company’s 401(k) plan on behalf of the Named Executive Officers and the full dollar value of premiums paid by the Company for term life insurance on behalf of the Named Executive Officers for 2004, 2003, and 2002.

(3)	Includes a $1,000 anniversary bonus.

(4)	Includes a $1,000 anniversary bonus and $200 engineering excellence award.

(5)	Includes a $1,000 incentive bonus.

(6)	Includes a commission adjustment payment of $25,000.

        Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2004 to each Named Executive Officer.

		Individual Grants			Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for OptionTerm (1)
Name	Options Granted (2)	% of Total Options Granted to Employees In FY04(3)	Exercise or Base Price	Expiration Date	5%	10%
Dr. James J. Truchard	—	—	—	—	—	—
Alexander M. Davern	20,000	1.58%	$29.85	3/24/2014	$375,450	$951,464
Timothy R. Dehne	20,000	1.58%	29.85	3/24/2014	375,450	951,464
Peter Zogas, Jr	20,000	1.58%	29.85	3/24/2014	375,450	951,464
John M. Graff	10,000	0.79%	29.85	3/24/2014	187,725	475,732

(1)

The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company does not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2)

These options have a term of ten years and vest as to 1/120th of the shares per month after the date of grant, subject to acceleration based upon Company financial performance. Upon a change of control of the Company, the vesting of all outstanding options will immediately occur.

(3)	Based on the grant of stock options representing 1,262,599 shares to employees during the fiscal year ended December 31, 2004.

        Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the Named Executive Officers, the value realized for options exercised during the year and the year-end value of unexercised options.

	Shares Acquired		Number of Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name	on Exercise(#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. James J. Truchard	—	—	—	—	—	—
Alexander M. Davern	1,906	$ 49,264	113,437	101,958	$ 659,375	$325,961
Timothy R. Dehne	—	—	108,670	57,837	$1,533,237	$220,203
Peter Zogas, Jr	35,775	$986,449	129,971	57,841	$1,880,768	$220,267
John M. Graff	—	—	114,604	44,367	$1,651,864	$187,267

(1)	Based on a fair market value of $27.25, which was the closing price of the Company’s common stock on December 31, 2004, as reported by the Nasdaq National Market.

        Long-Term Incentive Plan Awards in Last Fiscal Year. Effective January 1, 2004, the Compensation Committee established the Long-Term Incentive Program (“LTIP”). The objectives of the LTIP are to motivate and reward the Company’s key executives to produce results that increase stockholder value. The incentive cash bonuses awarded under this program are calculated based upon (i) a percentage of a participant’s annualized salary on the effective date of the participant’s participation in the program and (ii) the compound annual revenue growth rate (“CAGR”) and average operating profit of the Company during the performance period. At the end of the performance period, the exact percentage of a participant’s annualized salary to be applied for determining each participant’s targeted cash bonus will range from 0% to 333% based upon the extent to which performance goals are achieved. No incentive cash bonus will be paid at the end of the five-year performance period if the CAGR or operating profit of the Company during the performance period is less than 10%.

        Because the amount of an executive’s LTIP cash bonus is dependent upon the satisfaction of CAGR and operating profit over a five-year period, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. The following table sets forth the hypothetical amounts that would be payable to each of the Named Executive Officers under the LTIP.

	Performances or Other Period Until Maturation	Estimated Future Payouts under Non-Stock Price-Based Plans
Name	or Payout	Threshold(1)	Target(2)	Maximum(3)
Dr. James J. Truchard	5 years (ending 12/31/2008)	$ 56,000	1-3x base salary	$666,000
Alexander M. Davern	5 years (ending 12/31/2008)	$ 67,200	1-3x base salary	$799,200
Timothy R. Dehne	5 years (ending 12/31/2008)	$ 63,000	1-3x base salary	$749,250
Peter Zogas, Jr	5 years (ending 12/31/2008)	$ 64,400	1-3x base salary + targeted commission	$765,900
John M. Graff	5 years (ending 12/31/2008)	$ 54,600	1-3x base salary	$649,350

(1)

If the Company achieves at least 10% CAGR and 10% average operating profit over the term of the performance period, then LTIP participants will earn a cash bonus equal to approximately 28% of participant’s annualized salary on the effective date of the participant’s participation in the program. As of the effective date of the LTIP, the annualized salary of Dr. Truchard, Messrs. Davern, Dehne, Zogas and Graff were respectively, $200,000, $240,000, $225,000, $230,000 and $195,000.

(2)

If the Company achieves a 20% CAGR and 18% average operating profit during the performance period, then a cash bonus equal to the participant’s base salary is earned. If the Company achieves a 30% CAGR and 18% average operating profit during the performance period, then a cash bonus equal to twice the participant’s base salary is earned. If the Company achieves 40% CAGR and 18% average operating profit during the performance period, then a cash bonus equal to three times the participant’s base salary is earned.

(3)

If the Company achieves 40% CAGR and 20% average operating profit during the performance period, then a cash bonus equal to 333% of the participant’s base salary is earned, which is the maximum amount that may be earned under the LTIP.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        Upon his termination from the Company on June 22, 2004, Mr. Mihir Ravel was paid in accordance with the terms of the agreement he had with the Company dated April 18, 2000.

Compensation Committee Interlocks and Insider Participation

        In 2004, the Compensation Committee consisted of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein, and Duy-Loan T. Le. The Company believes that each member of the Compensation Committee meets the independence requirements set forth in the Nasdaq listing standards. The Compensation Committee generally seeks input from Dr. Truchard when discussing the performance of, and compensation levels for the executive officers other than himself. Dr. Truchard does not participate in deliberations relating to his own compensation. Dr. Truchard may participate in the deliberations of the Compensation Committee with respect to the Amended and Restated 1994 Incentive Plan, Employee Stock Purchase Plan and the 2005 Incentive Plan, if approved by stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied except that:

•	Raymond C. Almgren, filed one late Form 4 with respect to two transactions;

•	James J. Truchard filed one late Form 4 with respect to two transactions; and

•	Jeffrey L. Kodosky filed one late Form 4 with respect to four transactions for 2002 and one late Form 4 with respect to four transactions for 2003.

Performance Graph

        The following graph compares the cumulative total return to stockholders of the Company’s common stock from December 31, 1999 to December 31, 2004 to the cumulative total return over such period of the (i) Nasdaq Composite Index and (ii) Russell 2000 Index. The graph assumes that $100 was invested on December 31, 1999 in the Company’s common stock and in each of the other two indices and the reinvestment of all dividends, if any. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

        The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements.

Equity Compensation Plans Information

        The number of shares issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under the Company’s equity compensation plans as of December 31, 2004 are summarized in the following table:

Plan category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	9,780,566	$ 20.02	4,096,111(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	9,780,566	$ 20.02	4,096,111
(1)

Includes 2,265,329 shares available for future issuance under the Company’s Amended and Restated 1994 Incentive Plan and 1,830,782 shares available for future issuance under the Company’s Employee Stock Purchase Plan.

Certain Relationships and Related Transactions

        During 2004, the Company had no related party transactions within the meaning of applicable SEC rules.

Report of the Compensation Committee Regarding Executive Compensation*

        The Compensation Committee, composed of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein and Duy-Loan T. Le, is responsible for determining the compensation programs and levels of pay for the Company’s executive officers. The Compensation Committee also advises management on pay programs and levels for other employees. The Compensation Committee utilizes independent survey data for analyses of competitive industry pay levels and practices, and to guide the Compensation Committee on appropriate pay levels for the Company.

        Compensation Philosophy and Objectives. The Company’s basic philosophy is to align executive compensation with increases in stockholder value through growth in sales and operating profits. Primarily, this is accomplished through the use of equity compensation, which provides long-term compensation related to changes in stockholder value, and profit sharing. In addition, the Company believes it is important to emphasize teamwork, entrepreneurship and active participation by all employees. This is accomplished through providing equity awards to a broad base of full-time, exempt domestic employees and international employees, and through cash incentives, through which both executive and other employees receive cash bonuses based on company-wide financial goals.

        Executive Compensation Programs. The Company’s executive compensation programs consist of three principal elements: base salary, cash bonus and equity compensation. The Company emphasizes incentive compensation in the form of equity incentives and bonuses, rather than base salary. The Compensation Committee has adopted a guideline that executives should be paid competitive base salaries. The Committee sets the annual base salary for executives. Prior to making its determination, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance, assessments of expected future contributions of the executives, competitive pay levels and programs provided by other comparable companies, and general industry pay practices. In making its determinations, the Committee does not utilize any particular indices or formulae to arrive at each executive’s recommended pay level.

        The Company has established three primary bonus plans for its employees, including executives. For many years, the Company has maintained a cash bonus plan under which executive officers participate. In recent years, this plan provided for a target incentive to be paid based on achieving pre-determined levels of revenue growth and profitability. For fiscal 2004, 2003 and 2002, these goals were 40% revenue growth and 18% operating profit as a percent of revenue, the same goals as for all other employees. At the end of each year, actual results for the Company are compared to these targets and executive bonuses are based on actual Company performance in relation to these factors. If there is no growth or no profitability, no cash bonuses are payable to executive officers under this cash bonus plan. Individual performance is not considered in determining the bonus of individual officers for the cash bonus program.

        In 1999, the Company authorized a discretionary cash bonus program for executives and other employees. As a result, Company employees (including executives) are eligible to receive the discretionary cash bonus based upon individual performance. In addition, the Senior Vice President, Sales and Marketing is eligible for a separate company sales commission program based upon growth and profitability performance measures approved by the Compensation Committee.

        In addition, in 2004 the Company established a long-term incentive program for officers and business and technology fellows. The incentive bonuses under this program are defined as a percentage of a participant’s annualized salary (and, in the case of the Company’s Senior Vice President, Sales and Marketing, targeted commission) on the effective date of the participant’s participation in the program based upon the compound annual revenue growth rate (“CAGR”) and average operating profit of the Company during the performance period. However, no bonus will be paid out under the program if either the CAGR or operating profit of the Company during the performance period is less than 10%. The performance period of the program is five years through December 31, 2008.

        Total compensation for executive officers also includes long-term incentives in the form of equity compensation. Equity compensation historically consisted of stock options. However, in light of recent changes in the accounting treatment for stock options, beginning in 2005, the Company expects to utilize restricted stock and/or restricted stock units as the principal equity compensation incentive. In 2004 and prior years, equity compensation was provided through initial stock option grants at the date of hire and periodic additional stock option grants. All options were granted at 100% of fair market value at the date of grant. Options to executive officers and other employees vest over a period of five years or ten years, subject to acceleration based on Company performance. Equity compensation is instrumental in promoting the alignment of long-term interests between the Company’s executive officers and stockholders. In determining the amount of equity awards, the Compensation Committee evaluates the job level of the executive, responsibilities of the executive, and competitive practices in the industry. The long-term value realized by executives through equity awards can be directly linked to the enhancement of stockholder value.

        Chief Executive Officer Compensation. While the Compensation Committee was highly pleased with Dr. Truchard’s performance in 2004, the Chief Executive Officer’s base salary was not changed in 2004. During 2004, Dr. Truchard received no stock options. Based on the same formula applied to other executive officers, Dr. Truchard received a bonus for 2004. Dr. Truchard is the Company’s largest stockholder with an ownership of approximately 23.2% of the Company’s stock.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. None of the compensation paid by the Company in fiscal 2004 was subject to the limitation on deductibility. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Respectfully Submitted, R. Gary Daniels Ben G. Streetman Charles J. Roesslein Duy-Loan T. Le

        * The foregoing Report of the Compensation Committee Regarding Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

Report of the Audit Committee*

        The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Donald M. Carlton, Chairman, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the Nasdaq listing standards.

        Management is responsible for National Instruments’ internal controls and the financial reporting process. National Instruments’ independent auditors are responsible for performing an independent audit of National Instruments’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

        The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met 13 times during fiscal 2004 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent auditors, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee.

        As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent auditors the Company’s quarterly and audited fiscal year financial statements, including a review of National Instruments’ Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent auditor’s work plan, audit fees, and all non-audit services performed by the accountants. The Audit Committee also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Audit Committee has also received the written disclosures from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers with that firm. The Audit Committee has implemented a procedure to monitor auditor independence.

        Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Instruments’ Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC.

AUDIT COMMITTEE Donald M. Carlton, Chairman Ben G. Streetman R. Gary Daniels Charles J. Roesslein

* The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

PROPOSAL TWO:
APPROVAL OF 2005 INCENTIVE PLAN

        Stockholders are being asked to approve the 2005 Incentive Plan (the “2005 Plan”) so that it may be used to achieve the goals of the Company. On March 16, 2005, the Board of Directors approved the 2005 Plan, subject to approval from the stockholders at the Annual Meeting. Approval of the 2005 Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. The Company’s Amended and Restated 1994 Incentive Plan (the “1994 Plan”) is scheduled to terminate in May 2005, except with respect to outstanding awards previously granted thereunder. The Company intends for the 2005 Plan to replace the 1994 Plan. The Company’s named executive officers and directors have an interest in this proposal as they are expected to receive awards under the 2005 Plan.

        The Board of Directors authorized and reserved for issuance under the 2005 Plan, 2,700,000 shares of the Company’s common stock. Additionally, assuming the stockholders approve the 2005 Plan, the Board of Directors authorized and reserved under the 2005 Plan (i) the number of shares which have been reserved, but not issued under the 1994 Plan as of the date of stockholder approval of the 2005 Plan, and (ii) any shares returned to the 1994 Plan as a result of termination of options or repurchase of shares issued under such plan.

        We strongly believe that the approval of the 2005 Plan is essential to the Company’s continued success. Grants of restricted stock or restricted stock units pursuant to the provisions of the 2005 Plan are crucial to our ability to attract and retain highly skilled individuals and to provide additional incentives to our employees to achieve Company goals. Our employees are our most valuable asset and passage of the 2005 Plan is vital to allow the Company to attract and retain those employees. We ask the stockholders to approve the 2005 Plan.

Summary of the 2005 Plan

        The following paragraphs provide a summary of the principal features of the 2005 Plan and its operation. The following summary is qualified in its entirety by reference to the complete copy of the 2005 Plan as set forth in Exhibit A.

        The 2005 Plan provides for the grant of the following types of incentive awards: (i) restricted stock and (ii) restricted stock units, collectively referred to as an “Award.” Those eligible for Awards under the 2005 Plan include employees, directors and consultants.

        As of March 14, 2005, approximately 2,561 employees, directors and consultants would be eligible to participate in the 2005 Plan.

        Number of Shares of Common Stock Available Under the 2005 Plan. The Board of Directors authorized and reserved for issuance under the 2005 Plan, 2,700,000 shares of the Company’s common stock. Additionally, assuming the stockholders approve the 2005 Plan, the Board of Directors authorized and reserved for issuance under the 2005 Plan (i) the number of shares which have been reserved, but not issued under the 1994 Plan as of the date of stockholder approval of the 2005 Plan, and (ii) any shares that returned to the 1994 Plan as a result of termination of options or repurchase of shares issued under such plan.

        If the Company experiences a dividend, distribution or other change in the capital structure of the Company including a merger or change in control, the Compensation Committee of the Board of Directors or a committee composed of directors or other individuals appointed by the Board of Directors will have the discretion to adjust (i) the number and class of shares that may be delivered under the 2005 Plan, except a stock dividend arising from a Company ordered stock split (ii) the number, class and price of shares covered by each outstanding Award, and the numerical limits of shares set forth in the 2005 Plan.

        Administration of the 2005 Plan. The 2005 Plan will be administered by the Compensation Committee of the Board of Directors (the “Administrator”). To make grants to certain Company officers and employees, the members of the committee must qualify as “non-employee directors” as the term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation awarded under the 2005 Plan). Subject to the terms of the 2005 Plan, the Administrator has the sole discretion to determine which employees, directors and consultants will receive Awards, to determine the terms and conditions of those Awards and to make all determinations necessary or advisable in administering the 2005 Plan.

        Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of Company common stock. The Administrator retains sole discretion to set the terms and conditions that must be met in order for restricted stock to vest; provided, however, that an Award of restricted stock will vest no earlier than one-third (1/3) of the total number shares of restricted stock subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months. Generally, shares of restricted stock will be held by the Company in an escrow account until the restrictions on the shares of restricted stock have lapsed. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but during any fiscal year no participant may receive more than 50,000 shares of restricted stock, provided, however, that upon a participant’s initial service to the Company he or she may receive an additional 100,000 shares of restricted stock.

        Restricted Stock Units. Restricted stock units may be granted under the 2005 Plan. Restricted stock units will vest in accordance with terms and conditions established by the Administrator; provided, however, that Awards of restricted stock units will vest no earlier than one-third (1/3) of the total number units subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months. Restricted stock units may be granted at the sole discretion of the Administrator, but during any fiscal year no participant may receive more than 50,000 restricted stock units, provided, however, that upon a participant’s initial service to the Company he or she may receive an additional 100,000 restricted stock units. Earned restricted stock units may be paid out in cash, shares of common stock or any combination hereof at the sole discretion of the Administrator.

        Performance Goals. Awards of restricted stock and restricted stock units granted under the 2005 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position; earnings; earnings attainment; earnings per share; net income; net sales; operating cash flow; operating income; return on assets; return on equity; return on sales; revenue; sales attainment; and total shareholder return. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

        Transferability of Awards. Generally, and unless otherwise determined by the Administrator, no Award granted under the 2005 Plan may be transferred other than by the laws of descent and distribution and all rights with respect to an Award will generally be available only to the participant receiving such Award.

        Change of Control. In the event of a change in control, the restriction period of any Award of restricted stock or restricted stock units shall immediately be accelerated and the restrictions shall expire.

        Amendment and Termination of the 2005 Plan. The Administrator will have the authority to amend, alter, suspend or terminate the 2005 Plan, except that stockholder approval will be required to the extent necessary to comply with any applicable laws. Any amendment, alteration, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award granted under the 2005 Plan. The 2005 Plan will terminate upon the Company’s Annual Meeting of Stockholders held in 2010 but no later than December 31, 2010, unless terminated earlier by the Company’s Board of Directors.

Number of Awards Granted to Employees, Consultants and Directors

        The number of awards that any employee, consultant or director receives is in the discretion of the Administrator and cannot be determined in advance. The Company has not previously granted any awards of restricted stock or restricted stock units under the 1994 Plan or otherwise.

Federal Tax Aspects

        The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

        Restricted Stock and Restricted Stock Units. A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

        Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of Awards that any individual may receive and establishing performance criteria that must be met before the Award actually will vest or be paid. The 2005 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2005 INCENTIVE PLAN.

INDEPENDENT PUBLIC ACCOUNTANTS

        PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 1993. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

        The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for statutory audits in various countries were approximately $1,247,000 and $325,000, respectively. Also included in the fiscal year 2004 fees is $942,000 related to testing of the Company’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002.

Audit-related Fees

        The aggregate fees billed for other audit-related services were $32,000 and $11,000 in December 31, 2004 and 2003, respectively. The services rendered related to the audit of the Company’s benefit plans. $20,000 of the current year audit-related fees were attributable to services relating to a reply to a SEC comment letter.

Tax Fees

        The aggregate fees billed for professional tax services rendered for the fiscal years ended December 31, 2004 and 2003 were approximately $70,000 and $189,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

        The aggregate fees billed for all other services rendered for the fiscal years ended December 31, 2004 and 2003 were approximately $32,000 and $0, respectively. Included in the fees for fiscal year 2004 are services relating to the divestiture of certain assets of one of the Company’s German subsidiaries.

        The charter of the Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee the Company’s independent public accountants. The Audit Committee has not yet undertaken its process of selecting independent public accountants for the Company’s fiscal year ending December 31, 2005. The Audit Committee has determined that until such process is completed, PricewaterhouseCoopers LLP will continue to serve as the Company’s principal accountant.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee’s policy is to pre-approve all audit and audit-related services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any decisions to the Audit Committee at the next scheduled meeting.

        During 2004, the Audit Committee approved in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP.

CODE OF ETHICS

        In March 2004, the Company’s Board of Directors adopted a Code of Ethics (“Code”) that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code incorporated several corporate policies which had been in effect since 1994. The Code is available on the Company’s website at http://www.ni.com/nati/corporategovernance/code_of_ethics.htm. The Company intends to disclose future amendments to provisions of the Code, or waivers of such provisions granted to executive officers, in the Company’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS David G. Hugley Secretary

Austin, Texas
April 4, 2005

Exhibit A

NATIONAL INSTRUMENTS CORPORATION

2005 INCENTIVE PLAN

1.     Purposes of the Plan. The purposes of this Plan are:

• to attract and retain the best available personnel for positions of substantial responsibility,
• to provide incentives to individuals who perform services to the Company, and
• to promote the success of the Company’s business.

        The Plan permits the grant of Restricted Stock and Restricted Stock Units.

2.     Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Restricted Stock or Restricted Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Position” means as to any Performance Period, the Company’ s level of cash and cash equivalents, including, without limitation, amounts classified for financial reporting purposes as short-term investments and restricted investments.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(iii) A public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Securities of the Company, and the Board approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or

(iv) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or partnership (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the ownership of voting securities of the Company outstanding immediately before the consummation thereof continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or of a parent of the surviving entity) a majority of the combined voting power of the Voting Securities of the surviving entity (or its parent) outstanding immediately after that merger or consolidation; or

(v) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets (or, if no such approval is required, the consummation of such a liquidation, sale, or disposition in one transaction or series of related transactions) other than a liquidation, sale, or disposition of all or substantially all the Company’s assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means National Instruments Corporation, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” shall have the meaning given it in the employment agreement of the Participant; provided, however, that if that Participant has no employment agreement, “Disability” shall mean, as determined by the Administrator in the sole discretion exercised in good faith of the Board, a physical or mental impairment of sufficient severity that either the Participant is unable to continue performing the duties he or she performed before such impairment or the Participant’s condition entitles him or her to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries and that impairment or condition is cited by the Company as the reason for termination if the Participant ceases to be a Service Provider.

(p) “Earnings” for any Fiscal Year shall mean the operating income of the Company on a consolidated basis before taxes, interest, foreign currency exchange gains or losses, other gains or losses and other extraordinary items for such Fiscal Year. By way of example, Earnings for the Fiscal Year ended December 31, 2004 were $62,696,000.

(q) “Earnings Attainment” for any Fiscal Year means a fraction, the numerator of which shall be the percentage which Earnings constitutes of Net Sales for such Fiscal Year, and the denominator of which shall be 18%. In the event that there shall be no Earnings for such Fiscal Year, the Earnings Attainment for such Fiscal Year shall be zero. Notwithstanding the foregoing, the Earnings Attainment for any Fiscal Year shall not exceed one. By way of example, the Earnings Attainment for the Fiscal Year ended December 31, 2004 was 68/100.

(r) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of Shares outstanding and dilutive equivalent Shares deemed outstanding, determined in accordance with U.S. GAAP; provided, however, that if Net Income as to any such Performance Period is a negative amount, then Earnings Per Share means the Company’s or business unit’s Net Income, divided by a weighted average number of Shares outstanding, determined in accordance with U.S. GAAP.

(s) “Effective Date” means the date on which this Plan will take effect.

(t) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Exchange Program” means a program under which outstanding Awards are surrendered or cancelled in exchange for Awards of the same type, a different type of award, and/or cash. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(w) “Excluded Items” includes, without limitation, (i) incentive compensation, (ii) in-process research and development expenses, (iii) acquisition costs, (iv) compensation expense from equity compensation, (v) operating expenses from acquired businesses, (vi) amortization of acquired intangible assets, and (vii) such other unusual or one-time items as may be identified by the Administrator.

(x) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith.

(y) “Fiscal Year” means the fiscal year of the Company.

(z) “Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board and any other individual who becomes a Director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board.

(aa) “Inside Director” means a Director who is an Employee.

(bb) “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(cc) “Net Sales” for any Fiscal Year shall mean the net sales of the Company on a consolidated basis for such Fiscal Year. By way of example, the Net Sales for the Fiscal Years ended December 31, 2003 and 2004, respectively, were $425,892,000 and $514,088,000.

(dd) “Non-Surviving Event” means an event of Restructuring as described in either Sections 2(qq)(ii) or 2(qq)(iii).

(ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ff) “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s cash flow generated from operating activities, as reported in the Company’s cash flow statements and calculated in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(gg) “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(hh) “Outside Director” means a Director who is not an Employee.

(ii) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(jj) “Participant” means the holder of an outstanding Award.

(kk) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award granted under the Plan. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings, (c) Earnings Attainment, (d) Earnings Per Share, (e) Net Income, (f) Net Sales, (g) Operating Cash Flow, (h) Operating Income, (i) Return on Assets, (j) Return on Equity, (k) Return on Sales, (l) Revenue, (m) Sales Attainment, and (n) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(ll) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(mm) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(nn) “Plan” means this 2005 Incentive Plan.

(oo) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 6 of the Plan.

(pp) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(qq) “Restructuring” means the occurrence of any one or more of the following:

(i) The merger or consolidation of the Company with any person, whether effected as a single transaction or a series of related transactions, with the Company remaining the continuing or surviving entity of that merger or consolidation and the Shares remaining outstanding and not changed into or exchanged for stock or other securities of any other person or of the Company, cash, or other property;

(ii) The merger or consolidation of the Company with any person, whether effected as a single transaction or a series of related transactions, with (i) the Company not being the continuing or surviving entity of that merger or consolidation or (ii) the Company remaining the continuing or surviving entity of that merger or consolidation but all or a part of the outstanding Shares are changed into or exchanged for stock or other securities of any other person or the Company, cash, or other property; or

(iii) The transfer, directly or indirectly, of all or substantially all of the assets of the Company (whether by sale, merger, consolidation, liquidation, or otherwise) to any person, whether effected as a single transaction or a series of related transactions.

(rr) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by average net Company or business unit, as applicable, assets, determined in accordance with U.S. GAAP.

(ss) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with U.S. GAAP.

(tt) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by the Company’s or the business unit’s, as applicable, Revenue.

(uu) “Revenue” means as to any Performance Period, the Company’s or business unit’s net sales, determined in accordance with U.S. GAAP.

(vv) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ww) “Sales Attainment” for any Fiscal Year means a fraction, the numerator of which shall equal the percentage increase in Net Sales for such Fiscal Year over the Net Sales for the immediately preceding Fiscal Year, and the denominator of which shall be 40%. In the event that there shall be no increase in the Net Sales for such Fiscal Year from that of the immediately preceding Fiscal Year, the Sales Attainment for such Fiscal Year shall be zero. Notwithstanding the foregoing, in no event shall the Sales Attainment for any Fiscal Year exceed one. By way of example, the Sales Attainment for the Fiscal Year ended December 31, 2004 was 52/100.

(xx) “Section 16(b)” means Section 16(b) of the Exchange Act.

(yy) “Service Provider” means an Employee, Director or Consultant.

(zz) “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(aaa) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined inSection 424(f) of the Code.

(bbb) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

(ccc) “U.S. GAAP” means generally accepted accounting principles in the United States.

(ddd) “Voting Securities” means any securities that are entitled to vote generally in the election of Directors, in the admission of general partners or in the selection of any other similar governing body.

3.     Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 2,700,000 plus (a) such number of Shares which have been reserved but not issued under the Company’s 1994 Incentive Stock Option Plan (the “1994 Plan”) as of the date stockholders approve the Plan, and (b) any Shares returned to the 1994 Plan as a result of termination of options or repurchase of Shares issued under such plan. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires, is surrendered pursuant to an Exchange Program, or is forfeited to or repurchased by the Company, the forfeited or repurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.     Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to institute an Exchange Program;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 15(c) of the Plan);

(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(x) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xi) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.     Eligibility. Restricted Stock and Restricted Stock Units may be granted to Service Providers.

6.     Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 50,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 6, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate; provided, however, that Shares of Restricted Stock will vest no earlier than one-third (1/3) of the total number Shares of Restricted Stock subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months.

(e) Removal of Restrictions. Except as otherwise provided in this Section 6, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. Except as otherwise provided in this Section 6, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may not exercise any voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive any cash dividends paid with respect to such Shares, unless otherwise the Administrator determines otherwise. During the Period of Restriction, if dividends or distributions are paid in Shares, Service Providers holding Shares of Restricted Stock will be entitled to such dividends or distributions. The Shares received pursuant to any such dividend or distribution will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were issued.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator (which, for these purposes, will be a Committee established as set forth in Section 4(a)(ii)), in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.     Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 50,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Restricted Stock Units. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 7(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion. Notwithstanding the foregoing provisions of this subsection, Awards of Restricted Stock Units will vest no earlier than one-third (1/3) of the total number units subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator (which, for these purposes, will be a Committee established as set forth in Section 4(a)(ii)), in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.     Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

9.     Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

10.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustment of Awards and Authorized Shares. The terms of an Award and the number of Shares authorized pursuant to Section 3 for issuance under the Plan and the numerical Share limits set forth in Sections 6 and 7 shall be subject to adjustment from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Shares payable in Shares, or otherwise) the number of Shares then outstanding into a greater number of Shares, then (i) the maximum number of Shares available for the Plan as provided in Section 3 and the numerical Share limits set forth in Sections 6 and 7 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of Shares (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (iii) the price, if any, for each Share (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of Shares then outstanding into a lesser number of Shares, then (i) the maximum number of Shares available for the Plan as provided in Section 3 and the numerical Share limits set forth in Sections 6 and 7 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of Shares (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (iii) the price, if any, for each Share (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price, if any, or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii) Whenever the number of Shares subject to outstanding Awards and the price, if any, for each Share subject to outstanding Awards are required to be adjusted as provided in this Section 10(a), the Administrator shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of Shares, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Administrator shall promptly give each Participant such a notice.

(iv) Adjustments under Sections 10(a)(i) and 10(a)(ii) shall be made by the Administrator, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(v) Except as set forth in Sections 10(a)(i) and 10(a)(ii), in the event that any dividend or other distribution (whether in the form of Shares, other securities, or other property), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 6 and 7.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.

(c) Change in Control. Upon the occurrence of a Change in Control the restriction period of any Award of Restricted Stock or Restricted Stock Units shall immediately be accelerated and the restrictions shall expire. If a Change in Control involves a Restructuring or occurs in connection with a series of related transactions involving a Restructuring and if such Restructuring is in the form of a Non-Surviving Event and as a part of such Restructuring Shares, other securities, cash, or property shall be issuable or deliverable in exchange for Shares, then the Participant shall be entitled to purchase or receive (in lieu of the Total Shares that the Participant would otherwise be entitled to purchase or receive), as appropriate for the form of Award, the number of Shares, other securities, cash, or property to which that number of Total Shares would have been entitled in connection with such Restructuring. Nothing in this Section 10(c) shall impose on Participant the obligation to exercise any Award immediately before or upon the Change of Control, or cause Participant to forfeit the right to exercise the Award during the remainder of the original term of the Award because of a Change in Control.

(d) Restructuring Without a Change in Control. In the event a Restructuring shall occur at any time while there is any outstanding Award hereunder and that Restructuring does not occur in connection with a Change in Control or a series of related transactions involving a Change in Control, then:

(i) the restriction period of any Award of Restricted Stock or Restricted Stock Units shall not immediately be accelerated and the restrictions expire merely because of the occurrence of the Restructuring; and

(ii) at the option of the Administrator, the Administrator may (but shall not be required to) cause the Company to take any one or more of the following actions:

(1) accelerate in whole or in part the expiration of some or all of the restrictions on any Restricted Stock Award;

(2) if the Restructuring is in the form of a Non-Surviving Event, cause the surviving entity to assume in whole or in part any one or more of the outstanding Awards upon such terms and provisions as the Administrator deems desirable; or

(3) redeem in whole or in part any one or more of the outstanding Awards (whether or not then exercisable) in consideration of a cash payment, as such payment may be reduced for tax withholding obligations in an amount equal to the Fair Market Value, determined as of the date immediately preceding the consummation of the Restructuring, of the aggregate number of Shares subject to the Award and as to which the Award is being redeemed.

The Company shall promptly notify each Participant of any election or action taken by the Company under this Section 10(d). In the event of any election or action taken by the Company pursuant to this Section 10(d) that requires the amendment or cancellation of any Award Agreement as may be specified in any notice to the Participant thereof, that Participant shall promptly deliver that Award Agreement to the Company in order for that amendment or cancellation to be implemented by the Company and the Administrator. The failure of the Participant to deliver any such Award Agreement to the Company as provided in the preceding sentence shall not in any manner affect the validity or enforceability of any action taken by the Company and the Administrator under this Section 10(d), including without limitation any redemption of an Award as of the consummation of a Restructuring. Any cash payment to be made by the Company pursuant to this Section 10(d) in connection with the redemption of any outstanding Awards shall be paid to the Participant thereof currently with the delivery to the Company of the Award Agreement evidencing that Award; provided, however, that any such redemption shall be effective upon the consummation of the Restructuring notwithstanding that the payment of the redemption price may occur subsequent to the consummation. If all or any portion of an outstanding Award is to be exercised or accelerated upon or after the consummation of a Restructuring that does not occur in connection with a Change in Control and is in the form of a Non-Surviving Event, and as a part of that Restructuring shares of stock, other securities, cash, or property shall be issuable or deliverable in exchange for Shares, then the Participant shall thereafter be entitled to purchase or receive (in lieu of the number of Shares that the Participant would otherwise be entitled to purchase or receive) the number of Shares, other securities, cash, or property to which such number of Shares would have been entitled in connection with the Restructuring and such Award shall be subject to adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 10.

(e) Notice of Restructuring. The Company shall attempt to keep all Participants informed with respect to any Restructuring or of any potential Restructuring to the same extent that the Company’s stockholders are informed by the Company of any such event or potential event.

11. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

12.     No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

13.     Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14.     Term of Plan. Subject to Section 18 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until the Company’s stockholder meeting in 2010, but in no event beyond December 31, 2010, unless terminated earlier under Section 15 of the Plan.

15.     Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16.     Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

18.     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

NATIONAL INSTRUMENTS CORPORATION 11500 N. MOPAC EXPRESSWAY BUILDING B ATTN: LEGAL DEPT. AUSTIN, TEXAS 78759

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AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 [GRAPHIC]	21 16

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If you would like to reduce the costs incurred by National Instruments Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NATIONAL INSTRUMENTS CORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NATIN1	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL INSTRUMENTS CORPORATION
03 0000000000 218104052423
Vote On Directors

1. Election of Directors. Nominees: 01) Jeffrey L. Kodosky 02) Donald M. Carlton	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	☐	☐	☐

Vote On Proposal				For	Against	Abstain

2. Proposal to approve the Company’s 2005 Incentive Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162 (m).				☐	☐	☐

And to transact such other business, in their discretion, as may properly come before the meeting or any adjournment thereof.

For comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this
meeting

Please sign exactly as name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

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123,456,789,012
636518102

Signature [PLEASE SIGN WITHIN BOX]	Date	P08043	Signature (Joint Owners)	Date	21

PROXY

NATIONAL INSTRUMENTS CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2005

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2005, and the 2004 Annual Report to Stockholders and hereby appoints James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 10, 2005 at 9:00 a.m. local time, at the Company’s headquarters at 11500 North Mopac Expressway, Building C, Austin, Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE